Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated October 29, 2007, accompanying i) the consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries as of August 31, 2007 and 2006 and for each of the three years in the period ended August 31, 2007; ii) management’s assessment of the effectiveness of internal control over financial reporting of Energy Transfer Equity, L.P. as of August 31, 2007; and iii) the consolidated balance sheet of LE GP, LLC and subsidiaries as of August 31, 2007, all included in the Annual Report of Energy Transfer Equity, L.P. on Form 10-K for the year ended August 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Energy Transfer Equity, L.P. on Form S-3 (File No. 333-146300) and on Form S-8 (File No. 333-146298).

/s/ GRANT THORNTON LLP

Dallas, Texas

October 29, 2007